PENN SERIES FUNDS, INC.

AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment is made and entered into as of May 18, 2017, and hereby amends the Investment Sub-Advisory Agreement (the “Agreement”) dated as of May 1, 2010, as amended May 14, 2015, July 1, 2016 and December 1, 2016, between Penn Mutual Asset Management, LLC (the “Adviser”) and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser currently pays the Sub-Adviser fees based on the average daily net assets of the Emerging Markets Equity Fund, a series of Penn Series Funds, Inc. (the “Fund”), at a rate specified in Section 3.B. of the Agreement as compensation for the sub-advisory services the Sub-Adviser renders to the Fund; and

WHEREAS, the Adviser and the Sub-Adviser now desire to modify the fee rate paid by the Adviser to the Sub-Adviser to (i) reduce the overall fee paid to the Sub-Adviser and (ii) eliminate the fee rate tiers currently set forth in Section 3.B. of the Agreement as specified below; and

WHEREAS, the parties wish to amend the Agreement to reflect the modified fee rate applicable to the Fund; and

WHEREAS, the parties agree that the fee rate modification specified below will be effective June 1, 2017.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

The fee rate description applicable to the Emerging Markets Equity Fund in Section 3.B. of the Agreement is deleted in its entirety and replaced with the fee rate description below in lieu thereof.

Emerging Markets Equity Fund

The fee shall be paid at the rate of sixty-two basis points (0.62%) of the average daily net assets of the Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective and duly authorized officers or representatives designated below as of the date first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC		MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Keith G. Huckerby	By:	/s/ Amy Oldenburg
Name:	Keith G. Huckerby	Name:	Amy Oldenburg
Title:	President and Chief Marketing Officer	Title:	Managing Director